Exhibit 99.1

Report of Independent Registered
Public Accounting Firm

To the General Partner of ValueAct Holdings, L.P.
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in partners’ capital and redeemable noncontrolling interests and of cash flows present fairly, in all material aspects, the financial position of ValueAct Holdings, L.P. and its Controlled Affiliates (collectively, the “Partnership”) at December 31, 2013, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis of our opinion.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 28, 2014

ValueAct Holdings, L.P. and Controlled Affiliates
Consolidated Balance Sheets
December 31, 2013 and 2012 (not covered by auditor's report)

	2013	2012 (not covered by auditor's report)
Assets
Cash and cash equivalents	$2,154,146,392	$1,166,482,643
Investments in securities, at fair value	12,442,920,948	8,584,512,162
Interest and dividends receivable	15,757,687	8,713,993
Loans receivable from related parties	—	450,000
Other assets	2,647,485	1,273,086
Unrealized gain on forward foreign currency contract	32,698	—
Fixed assets, net	2,920,052	970,238
Total assets	$14,618,425,262	$9,762,402,122

Liabilities, Redeemable Noncontrolling Interests and Partners' Capital
Withdrawals payable	$734,002,327	$267,551,375
Accounts payable, accrued expenses and unearned income	3,287,405	26,443,395
Deferred performance and management fees payable	51,790,926	45,578,403
Term loans and line of credit	7,500,000	450,000
Contributions received in advance	315,502,000	434,770,000
Total liabilities	1,112,082,658	774,793,173
Commitments and contingencies (Note 12)
Redeemable noncontrolling interests in subsidiaries	12,453,349,151	8,487,909,860
Partners' capital	1,052,993,453	499,699,089
Total liabilities, redeemable noncontrolling interests and partners' capital	$14,618,425,262	$9,762,402,122
The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Controlled Affiliates
Consolidated Statements of Operations
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

	2013	2012 (not covered by auditor's report)	2011 (not covered by auditor's report)
Revenues
Dividends	$189,307,519	$66,436,730	$94,692,049
Interest income	2,105,336	8,640	68,060
Other income	8,429,533	450,667	2,432,138
Total income	199,842,388	66,896,037	97,192,247
Expenses
Compensation expense	31,600,975	70,617,313	8,608,020
Change in deferred performance and management fees payable	17,114,200	9,262,088	6,203,490
Professional fees	2,564,945	1,067,463	1,165,115
Interest expense	2,306	2,108	33,939
Administrative fees	4,040,517	2,888,479	2,364,040
Other	10,353,126	15,811,940	7,262,149
Total expenses	65,676,069	99,649,391	25,636,753
Gain (loss) on investments
Net realized gain	1,211,645,985	546,135,331	1,100,919,643
Net change in unrealized gain (loss)	2,636,814,603	1,239,359,666	(346,036,498)
Net gain on investments	3,848,460,588	1,785,494,997	754,883,145
Net income	3,982,626,907	1,752,741,643	826,438,639
Net income attributable to redeemable noncontrolling interests	(3,133,266,042)	(1,450,196,540)	(646,681,182)
Net income attributable to partners	$849,360,865	$302,545,103	$179,757,457

The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Controlled Affiliates
Consolidated Statements of Changes in Partners' Capital and Redeemable Noncontrolling Interests
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

	Partners' Capital	Redeemable Noncontrolling Interests
December 31, 2010 (not covered by auditor's report)	$257,252,070	$4,469,144,024
Contributions	82,326	1,739,392,378
Distributions	(117,184,461)	(586,267,336)
Net income	179,757,457	646,681,182
December 31, 2011 (not covered by auditor's report)	319,907,392	6,268,950,248
Capital increase related to equity-based compensation (Note 9)	61,559,216	—
Contributions	—	1,038,499,253
Distributions	(184,312,622)	(269,736,181)
Net income	302,545,103	1,450,196,540
December 31, 2012 (not covered by auditor's report)	499,699,089	8,487,909,860
Capital increase related to equity-based compensation (Note 9)	16,056,441	—
Contributions	47,000	1,981,772,707
Distributions	(312,169,942)	(1,149,599,458)
Net income	849,360,865	3,133,266,042
December 31, 2013	$1,052,993,453	$12,453,349,151
The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Controlled Affiliates
Statements of Cash Flows
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

	2013	2012 (not covered by auditor's report)	2011 (not covered by auditor's report)
Cash flows from operating activities
Net income	$3,982,626,907	$1,752,741,643	$826,438,639
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Purchases of investment securities	(4,268,430,927)	(2,459,217,978)	(3,858,353,968)
Proceeds from dispositions of investment securities	4,258,482,729	2,302,220,275	2,727,112,934
Net realized gain on investment securities	(1,211,645,985)	(546,135,331)	(1,100,919,643)
Net change in unrealized (gain) loss on investment securities	(2,636,814,603)	(1,239,359,666)	346,036,498
Depreciation and amortization	246,897	282,770	211,145
Equity based compensation	16,056,441	61,559,216	—
Change in operating assets and liabilities
Interest and dividends receivable	(7,043,694)	(633,713)	(6,262,652)
Other assets	(1,374,399)	1,244,846	694,718
Deferred performance and management fees payable	6,212,523	4,840,333	1,978,784
Unrealized gain on forward foreign currency contract	(32,698)	—	—
Accounts payable, accrued expenses and unearned income	(23,155,990)	5,125,883	19,471,878
Net cash provided by (used in) operating activities	115,127,201	(117,331,722)	(1,043,591,667)
Cash flows from investing activities
Purchase of fixed assets	(2,196,711)	(404,432)	(234,032)
Net cash used in investing activities	(2,196,711)	(404,432)	(234,032)
Cash flows from financing activities
Contributions from redeemable noncontrolling interests	1,547,002,707	766,759,253	1,733,318,378
Contributions from partners	47,000	—	82,326
Distributions to partners	(238,455,595)	(166,806,623)	(140,771,899)
Withdrawals by redeemable noncontrolling interests	(756,862,853)	(258,765,489)	(713,944,140)
Payments received on loans to related parties	450,000	200,000	555,000
Proceeds from term loans	7,500,000	—	—
Payments on term loans	(450,000)	(1,200,000)	(3,455,000)
Contributions received in advance from redeemable noncontrolling interests	315,502,000	434,770,000	271,740,000
Net cash provided by financing activities	874,733,259	774,957,141	1,147,524,665
Net increase in cash and cash equivalents	987,663,749	657,220,987	103,698,966
Cash and cash equivalents
Beginning of the year	1,166,482,643	509,261,656	405,562,690
End of year	$2,154,146,392	$1,166,482,643	$509,261,656

Supplemental disclosure of cash flow information
Interest paid	$—	$10,004	$33,939
The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

1.	Organization
ValueAct Holdings, L.P. (the “Partnership”) was organized as a Delaware limited partnership on October 30, 2007. The Partnership commenced operations on November 8, 2007 and will continue until dissolved under the provisions of the Partnership’s Limited Partnership Agreement (the “Partnership Agreement”). The principal purpose of the Partnership is to provide investment management services directly and/or through controlled affiliates to existing and future ValueAct funds and their clients.

The general partner of the Partnership is ValueAct Holdings GP, LLC (the “General Partner”). The General Partner has the full, exclusive and complete discretion to manage and control the business and affairs of the Partnership.

2.	Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Prior Period Adjustment
In connection with the preparation of the 2013 financial statements, the Partnership determined that the manner in which it accounted for certain 2012 equity-based compensation was incorrect. Upon issuance of the equity-based compensation, the Partnership recorded a liability rather than recording an increase in partners' capital in the amount of $61,559,216. The General Partner assessed the materiality of this error and determined that the 2012 financial statements were not materially misstated; however, it determined that the most appropriate manner to make the adjustment is to revise the 2012 financial statements. Accordingly, the General Partner elected to revise the 2012 financial statements. As a result, for the year ended December 31, 2012, Partners' Capital was increased by $61,559,216 and accounts payable, accrued expenses and unearned income was decreased by the same amount.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Partnership and its controlled affiliates (collectively, the “Controlled Affiliates”). The Controlled Affiliates consist of the following:

Name	Type	Formed	Commenced Operations
VA Partners I, LLC	Delaware Limited Liability Company	October 30, 2007	November 8, 2007
VA Partners III, LLC*	Delaware Limited Liability Company	June 19, 2006	July 1, 2006
ValueAct Capital Management, LLC	Delaware Limited Liability Company	December 16, 2004	January 1, 2005
ValueAct Capital Management, L.P.	Delaware Limited Partnership	December 16, 2004	January 1, 2005
* On July 5, 2012 VA Partners III, LLC ceased operations and was formally dissolved.

The financial statements of the Controlled Affiliates also consolidate certain investment partnerships (collectively, the “ValueAct Funds”) managed by the Partnership. ValueAct Funds consist of the following:

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

Name	Type	Formed	Commenced Operations
ValueAct Capital Master Fund, L.P.	British Virgin Islands Limited Partnership	September 10, 2004	October 1, 2004
ValueAct Capital Partners, L.P.	Delaware Limited Partnership	August 16, 2000	October 20, 2000
ValueAct Capital Partners II, L.P.	Delaware Limited Partnership	August 16, 2000	November 17, 2000
ValueAct Capital International I, L.P.	British Virgin Islands Limited Partnership	December 12, 2006	January 1, 2007
ValueAct Capital International II, L.P.	British Virgin Islands Limited Partnership	May 26, 2006	June 1, 2006
ValueAct AllCap Partners, L.P.	Delaware Limited Partnership	June 1, 2007	July 1, 2007
ValueAct AllCap International, L.P.	British Virgin Islands Limited Partnership	June 30, 2007	July 1, 2007
ValueAct Co-Invest Master Fund, L.P.	British Virgin Islands Limited Partnership	September 3, 2010	March 1, 2013
ValueAct Co-Invest Partners, L.P.	Delaware Limited Partnership	September 3, 2010	March 1, 2013
ValueAct Co-Invest International, L.P.	British Virgin Islands Limited Partnership	September 3, 2010	March 1, 2013
The Partnership consolidates the Controlled Affiliates as a presumption exists that a general partner in a limited partnership controls the limited partnership and, therefore, should include the limited partnership in its consolidated financial statements unless the presumption is overcome through the substantive ability by the limited partners to remove the general partner or otherwise dissolve the limited partnership or there exists substantive participating rights by the limited partners.

All significant intercompany balances and transactions between the Partnership, the Controlled Affiliates and the ValueAct Funds have been eliminated in consolidation.

Cash and Cash Equivalents
Cash and cash equivalents include both investments with an original maturity of three months or less as well as amounts due from brokers. Amounts due from brokers represent cash on deposit with financial institutions pending reinvestment and balances due from brokers for unsettled trades.

Cash and cash equivalents in the amount of $2,151,735,554 and $1,165,789,677 as of December 31, 2013 and 2012, although not legally restricted, are not available to fund the general liquidity needs of the Partnership.

Concentration of Credit Risk
The Partnership and subsidiaries invest their cash primarily in deposits and money market funds with commercial banks and financial institutions. At times, cash balances may exceed federally insured amounts.

Investment Valuation
Marketable securities are valued at their last sales price on the valuation date or, if no sales occurred on such date, at the closing “bid” price if owned and the closing “asked” price if sold short. Other marketable securities traded in the over-the-counter market are valued at the closing bid price. Unrealized gains and losses are reflected in the statements of operations.

Substantially all securities transactions are cleared through, and held in custody by, a member firm of the New York Stock Exchange, Inc. Security transactions are recorded on the trade date basis. Realized gains and losses are determined on a specific identified cost basis. Interest is recorded on the accrual basis and dividends are recorded on the ex-dividend date.

Restricted securities are securities subject to SEC Rule 144 or other holding period restrictions, and cannot be sold without prior registration under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom, and securities requiring termination of agreement with a third party before they are freely tradable in the public market. These securities are valued as if they were marketable securities with liquidity discounts determined by the Partnership.

Nonmarketable securities are carried at fair value as determined by the General Partner in accordance with the Partnership Agreement. Factors considered by the General Partner in determining fair value include cost, the type of investment, subsequent

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

purchases of the same or similar investments by the Partnership or other investors, the current financial position and operating results of the company invested in, and such other factors as may be deemed relevant.

The General Partner’s estimate and assumption of fair value of the nonmarketable securities may differ significantly from the values that would have been used had a ready market existed, and the differences could be material.

The carrying amounts of cash and cash equivalents and short-term receivables and payables approximate their estimated fair values because of the short maturity of those instruments.

The books and records of the Partnership and the Controlled Affiliates are maintained in U.S. dollars. Assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the date of the financial statements. Transactions in foreign currencies are translated at the rates of exchange prevailing at the time of the transaction.

The Partnership and the Controlled Affiliates do not isolate gains and losses on investments attributable to changes in foreign exchange rates from gains and losses from changes in market prices of the investments. Such fluctuations are included with the net realized and unrealized gains and losses from investments.

Fixed Assets
Furniture, equipment, leasehold improvements, and other fixed assets are carried at cost less accumulated depreciation and amortization. Furniture is depreciated over a useful life of seven years. Equipment and other fixed assets are depreciated over a useful life of five years. Leasehold improvements are depreciated over the lesser of the lease term or a useful life of fifteen years.

Withdrawals Payable
Withdrawals from Controlled Affiliates are recognized as liabilities, net of performance allocation, when the amount requested in the withdrawal notice becomes fixed. This generally may occur either at the time of the receipt of notice, or on the last day of a fiscal period, depending on the nature of the request. As a result, withdrawals paid after the end of the year, but based upon year- end capital balances are reflected as withdrawals payable at December 31. Withdrawal notices received for which the dollar amount is not fixed remain in capital until the amount is determined. Withdrawals payable include $107,242,172 and $33,527,825 payable to partners and $626,760,155 and $234,023,550 to redeemable noncontrolling interests as of December 31, 2013 and 2012, respectively.

Deferred Performance and Management Fees
Fees deferred in prior periods by the VA Partners I, LLC’s predecessor entity, which is controlled by certain partners of the Partnership and is thus considered a related party, remain in the Partnership’s account at the respective Controlled Affiliate. The deferred amount is reflected on the Partnership’s books as a liability. Any future appreciation will be charged to the Partnership as reduction of income, and any future depreciation will be treated as a reduction of expense that would otherwise be allocated to the partners.

Financial Instruments and Credit Risk
In the normal course of business, the ValueAct Funds purchase and sell various financial instruments. These financial instruments include investments in securities, securities sold, not yet purchased and equity options. As a result, the Partnership is exposed to market and credit risks.

Market risk represents the potential loss that can be caused by a change in the market value of a financial instrument. The Partnership’s exposure to market risk is determined by a number of factors, including the size, composition, diversification of positions held, interest rates and market volatility. The General Partner monitors the ValueAct Funds’ exposure to market risk by reviewing trading strategies, setting market risk limits and maintaining otherwise uncorrelated and diverse positions.

Credit risk represents the maximum potential loss that the ValueAct Funds would incur if the counterparties failed to perform pursuant to the terms of their agreements with the ValueAct Funds. The ValueAct Funds regularly transact business with U.S. financial institutions and manage credit risk by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, by monitoring the size and maturity structure of its portfolio and by applying uniform credit standards for all activities associated with credit risk.

Substantially all securities transactions are cleared through, and held in custody by, a member firm of the New York Stock

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

Exchange, Inc. The Partnership is subject to credit risk to the extent that the broker may be unable to fulfill its obligations either to return the ValueAct Funds’ securities or repay amounts owed. In the normal course of their investment activities, the ValueAct Funds may be required to pledge investments as collateral, whereby the prime broker has the right, under the terms of its prime brokerage agreement, to sell or repledge the securities if the ValueAct Funds are unable to meet their margin requirements.

Due to the nature of the ValueAct Funds’ strategies, each portfolio may consist of certain illiquid or thinly traded investments, which may have a greater amount of both market and credit risk than many other fixed income or equity securities. Such investments are not actively traded on a recognized security exchange. Please refer to Note 16 for further disclosure of these items.

The ValueAct Funds invest in corporate promissory notes. Until the notes are converted, sold, or mature, the Partnership is exposed to credit risk relating to whether the note issuers will meet their obligation when it comes due.

Income Taxes
As a partnership, the Partnership itself is not subject to U.S. Federal income taxes. Each partner is individually liable for income taxes, if any, on their share of the Partnership’s net taxable income. Accordingly, no federal or state income taxes are payable by the Partnership and no accruals have been provided for in the accompanying financial statements.

Accounting principles generally accepted in the United States of America set forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. The Partnership did not have any unrecognized tax benefits in the accompanying financial statements. In the normal course of business, the Partnership is subject to examination by federal, state, local, and foreign jurisdictions, where applicable. As of December 31, 2013, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2010 forward (with limited exceptions).

Redeemable Noncontrolling Interests
Redeemable noncontrolling interests in consolidated subsidiaries (previously “Minority Interest”) represent the partners’ capital in the ValueAct Funds held by third party investors. These amounts are presented within the consolidated balance sheets outside of permanent equity because they are subject to periodic redemption by investors, as directed by the applicable partnership agreements. When redeemable amounts become legally payable to investors, they are classified as a liability and included in withdrawals payable on the consolidated balance sheet. In addition, net investment income and net realized and unrealized gains or losses are consolidated within the consolidated statements of operations. The redeemable noncontrolling interests’ share of changes in net income is reported as a separate component in the consolidated statements of operations.

Accounting Pronouncements
In June 2013, the Financial Accounting Standards Board issued an update to the guidance for determining whether a public or private company is an investment company. The new guidance clarifies the characteristics of an investment company and amends certain disclosure and measurement requirements. The new guidance is effective for interim and fiscal periods beginning after December 15, 2013 (early application is prohibited). The Partnership is evaluating the impact of this guidance and does not expect it to have a significant impact on the Partnership's consolidated financial statements.

3.	Fixed Assets, Net
The components of the Partnership’s fixed assets, net as of December 31, 2013 and 2012 are as follows:

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

December 31, 2013	Cost	Accumulated Depreciation and Amortization	Net Book Value

Equipment	$907,483	$(736,768)	$170,715
Furniture	1,925,355	(678,778)	1,246,577
Leasehold Improvements	1,670,113	(194,187)	1,475,926
Other	93,175	(66,341)	26,834
	$4,596,126	$(1,676,074)	$2,920,052

December 31, 2012 (not covered by auditor's report)	Cost	Accumulated Depreciation and Amortization	Net Book Value

Equipment	$831,237	$(627,100)	$204,137
Furniture	811,789	(619,932)	191,857
Leasehold Improvements	670,244	(140,724)	529,520
Other	93,175	(48,451)	44,724
	$2,406,445	$(1,436,207)	$970,238

4.	Investments in Securities
Investments in securities included in the Partnership’s consolidated balance sheets at December 31, 2013 and 2012 are comprised of the following:

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

	December 31,
	2013		2012 (not covered by auditor's report)
Investments in Securities	Shares	Fair Value	Shares	Fair Value
Common stocks
United States
Business services		$23,747,207		$16,265,431
Energy		39,249,778		444,774,366
Financial services
CBRE Group Inc.	32,162,764	845,880,693	32,000,000	636,800,000
Moodys Corp.	—	—	15,034,073	756,514,553
Other		—		24,762,000
Industrials
Rockwell Collins	13,113,000	969,312,960	10,542,900	613,280,493
Other		497,675,882		171,780,875
Information technology
Adobe Systems	25,310,116	1,515,544,436	31,303,362	1,179,510,680
Microsoft Corporation	66,865,530	2,501,439,477	—	—
Motorola Solutions Inc.	28,907,623	1,951,264,553	28,907,623	1,609,576,448
Other		710,118,555		555,556,453
Medical equipment		—		418,385,258
Oil & gas services		228,792,890		257,188,686
Total United States		9,283,026,431		6,684,395,243
Canada
Pharmaceuticals
Valeant Pharmaceuticals International	18,923,877	2,221,663,160	17,559,302	1,049,519,481
Germany
Financial Services		122,030,650		—
United Kingdom
Industrials		—		79,712,118
Ireland
Financial Services
Willis Group Holdings Ltd.	18,214,700	816,200,707	11,285,690	378,409,186
Total common stocks		12,442,920,948		8,192,036,028

Partnerships
United States
Auto parts wholesale		—		390,413,570
Financial services		—		2,062,564
Total partnerships		—		392,476,134
Total investments in securities		$12,442,920,948		$8,584,512,162

5.	Forward Foreign Currency Contracts
ValueAct Funds may enter into a forward foreign currency contract to hedge against foreign currency exchange rate risk on its

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

non-U.S. dollar denominated securities or to facilitate settlement of a foreign currency denominated portfolio transaction. A forward foreign currency contract is an agreement between two parties to buy and sell a currency at a set price with delivery and settlement at a future date. The contract is marked to market daily and the change in value is recorded by the ValueAct Funds as an unrealized gain or loss. When a forward foreign currency contract is closed, through either delivery of the currencies or offset by entering into another forward foreign currency contract, the ValueAct Funds recognizes a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value of the contract at the time it is closed.

Forward foreign currency contracts involve elements of market risk in excess of the amounts reflected on the Statement of Assets and Liabilities. The ValueAct Funds bears the risk of an unfavorable change in the foreign exchange rate underlying the forward foreign currency contract. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts. As of December 31, 2013, the Partnership had the following open contract:

Settlement Date	Counterparty	Contract To Deliver	In Exchange For	Unrealized Gain (Loss)	ASC 820 Fair Value Hierarchy
January 21, 2014	Morgan Stanley	EUR 72,661,217	USD 100,000,000	$32,698	Level 2

6.	Related-Party Transactions
The ValueAct Funds are charged a quarterly management fee by ValueAct Capital Management, L.P. (“the Management Company”), as compensation for managing the business and affairs of the ValueAct Funds, at the end of each fiscal quarter. The management fee terms for each investor range between 1.00% and 2.00% per annum. Certain limited partners that are affiliated with or employed by the General Partner of the ValueAct Funds are exempt from the management fee. For purposes of calculating the management fee, the capital account balance of the ValueAct Funds shall be deemed to include the capital account balance of each ValueAct Funds’ feeder LP’s limited partners for the quarter.

In accordance with the ValueAct Funds’ limited partnership agreements, the annual management fee rate charged to each feeder LP’s Tranche 1, Tranche 2, Tranche 3, Tranche 4, and Tranche 5 limited partners whose aggregate net asset value of capital accounts equals or exceeds $100,000,000, shall be reduced by 0.25%, however, the management fee rate with respect to these tranches shall not be reduced below 1% per annum. The annual management fee rate charged to each feeder LP’s Tranche 1A limited partners whose aggregate net asset value of capital accounts equals or exceeds $200,000,000, shall be reduced by 0.25%. The annual management fee rate charged to each feeder LP’s Tranche 3A and 5A limited partners whose aggregate net asset value of capital accounts equals or exceeds $100,000,000, shall be reduced by 0.25%. In addition, the annual management fee rate charged to each feeder LP’s Tranche 3A and 5A limited partners whose aggregate net asset value of capital accounts equals or exceeds $300,000,000 shall be reduced an additional 0.25%.

The management fees paid by the ValueAct Funds to the Management Company have been eliminated in consolidation.

In accordance with the ValueAct Funds’ limited partnership agreements, the amount of the fee paid out of the funds is reduced by the amount of director fees or other fees received by the Management Company from investments in which the ValueAct Funds participate. Director and other fees of $8,409,391, $142,282 and $2,158,334 are included in other income in the accompanying statements of operations for the periods ended December 31, 2013, 2012 and 2011, respectively.

7.	Allocation of ValueAct Funds' Income or Loss
Net profit and net loss are allocated to the partners in proportion to their respective ownership percentages as of the first day of each fiscal period. If, at the end of each Performance Allocation period the limited partners have cumulative profits, a portion of those profits shall be allocated to the General Partner.

The General Partner of the ValueAct Funds shall be allocated 20% of all profits allocated to limited partners (“Performance Allocation”). The Performance Allocation can be subject to net loss carryovers, annual preferred return and hurdle rates between 6-12.5% and full catch-up provisions as described in the Agreement. The General Partner of the ValueAct Funds is entitled to the Performance Allocation at the end performance allocation period which is either at the end of each fiscal year or at the end of the applicable lock-up period as defined in the Agreement. Performance allocation to be allocated to the General Partner of the ValueAct Funds at the end of a multi-year lock-up period terminating beyond a fiscal year-end is accrued at the end of such fiscal year and is included in partners' capital and income solely for financial statement reporting purposes; however, accrued performance fee is

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

not used to calculate each partner's participating percentages for purposes of the allocation of the ValueAct Funds' net income until the end of the lock-up period or when the limited partner withdraws. The Agreement also allows the General Partner of the ValueAct Funds to reallocate all or a portion of the Performance Allocation to designated limited partners without the consent of the limited partners. With respect to each of the limited partners, the General Partner of the ValueAct Funds will adjust the Performance Allocation charged at the ValueAct Funds’ master and feeder LP levels such that, to the extent possible, the cumulative Performance Allocation charged to limited partners of the feeder LPs, directly or indirectly, will in the aggregate equal the cumulative Performance Allocation that would have been charged if such feeder LPs and the master were a single entity.

The ValueAct Funds at times participate in public offerings of equity securities (“New Issues”). Profits or losses resulting from the ValueAct Funds' participation in such New Issues are allocated in accordance with the guidelines provided by the Financial Industry Regulatory Authority.

During the years ended December 31, 2013, 2012 and 2011, there was no New Issue income earned by the ValueAct Funds.

8.	Partners' Capital, Contributions, Withdrawals, and Distributions
A separate capital account is maintained for each partner. Each capital account is equal to the partner’s contributions less withdrawals and distributions, and is adjusted for the partner’s allocable share of the Partnership’s profits and losses.

Partners may make voluntary capital contributions at the discretion of the Partnership’s General Partner. Should the Partnership require additional working capital to meet its operational needs, the General Partner may request that certain partners make additional capital contributions.

Generally, no partner has the right to withdraw capital from the Partnership, except as otherwise provided in the Partnership Agreement.

9.	Equity-Based Compensation
The Partnership has granted equity to certain employees which entitles holders the right to receive proportionate distributions of income. These awards are accounted for as a book value plan under ASC 718, Compensation - Stock Compensation, such that the value is estimated on the date of grant based on the stated formula and is amortized to compensation expense on a straight-line basis over the related vesting period. Equity-based awards that do not require future service are expensed immediately. Total unrecognized compensation cost for the Partnership related to non-vested equity awards was $45,014,594 at December 31, 2013, $48,348,027 at December 31, 2012 and $11,044,490 at December 31, 2011. This cost is expected to be recognized over the weighted average remaining vesting period of 2.9 years. The total value of equity-based compensation recognized during fiscal year 2013 was $16,056,441, during fiscal year 2012 was $61,559,216 and during fiscal year 2011 was $2,761,122.

	Years Ended December 31,
	2013	2012 (not covered by auditor's report)	2011 (not covered by auditor's report)
Unrecognized equity-based compensation cost at beginning of year	$48,348,027	$11,044,490	$—
Equity-based compensation related to additional award grants	12,723,008	98,862,753	13,805,612
Equity-based compensation expense recognized	(16,056,441)	(61,559,216)	(2,761,122)
Unrecognized equity-based compensation cost at end of year	$45,014,594	$48,348,027	$11,044,490

10.	Financial Guarantees
The Partnership indemnifies covered persons, as defined in the Partnership Agreement, from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions in connection with activities of the Partnership. The Partnership has not had prior claims or losses pursuant to these indemnifications and expects the risk of loss to be remote.

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

11.	Foreign Securities
The ValueAct Funds invest in securities of foreign companies which involve risks and considerations not typically associated with investing in U.S. companies. These risks include devaluation of currencies, different securities transaction clearance and settlement practices, and future adverse political and economic developments. Moreover, securities of foreign companies and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies.

12.	Commitments and Contingencies
The Partnership leases office space under agreements expiring between June 14, 2014 and December 31, 2020. Expense for the periods ended December 31, 2013, 2012 and 2011 was $648,290, $643,836 and $639,397, respectively. Future minimum lease payments at December 31, 2013 are as follows:

Year ending December 31,
2014	$2,208,293
2015	2,729,388
2016	2,651,377
2017	2,696,789
2018	2,742,191
Thereafter	5,620,587
Total future minimum lease payments	$18,648,625

As of December 31, 2013, the Partnership had a security deposit of $25,521 related to office space as required by the lessors. As of December 31, 2012 there was no deposit related to office space required by the lessors.

13.	Term Loans and Line of Credit
On November 15, 2013, the Management Company entered into loan agreements with First Republic Bank (the “Lender”). The agreements consist of a term commitment used for leasehold improvements in the principal amount of $14,000,000 and a line of credit loan used for working capital of the Management Company in the principal amount of $5,000,000. The loan agreements are secured with a first priority lien on all of the Management Company’s assets and all management fees paid and payable to the Management Company by ValueAct Capital Master Fund, L.P. Under the terms of the loan agreements, the Management Company is required to maintain compliance with certain financial covenants. As of December 31, 2013 and 2012, the Management Company was in compliance with the covenants. The terms and amounts of these agreements, including the remaining capacity to use each facility, are disclosed below:

Facility	Interest Rates	Term	Remaining Capacity	Balance at December 31, 2013
$5,000,000 Line of Credit	2.5% (based on WSJ Prime - 0.75%) (no floor rate)	Exp. July 24, 2014	$82,161	$3,500,000
$1,417,839 Standby Letter of Credit	N/A	Exp. March 31, 2021	1,417,839	—
$14,000,000 Term Commitment	2.5% (based on WSJ Prime - 0.75%) (no floor rate)	Exp. November 15, 2020	10,000,000	4,000,000
Total at December 31, 2013			$11,500,000	$7,500,000

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

Facility	Interest Rates	Term	Remaining Capacity	Balance at December 31, 2012 (not covered by auditor's report)
Facility 2	1.5% Fixed	Exp. May 4, 2013	$—	$450,000
Facility 5	Prime + 0%, no floor	Exp. Jul. 24, 2013	3,500,000	—
Total at December 31, 2012			$3,500,000	$450,000
Interest expense incurred on the above facilities totaled $2,306, $7,896 and $17,646 for the periods ended December 31, 2013, 2012 and 2011, respectively.

14.	Loans Receivable from Related Parties
The Management Company has entered into promissory note arrangements with various related parties of the Management Company. Each arrangement was initially funded through a borrowing facility at First Republic Bank (Note 13). At December 31, 2013 and 2012, the total amount receivable from related parties was $0 and $450,000, respectively.

15.	Retirement Plan
The Management Company provides a defined contribution plan (the “Plan”) under Section 401(k) of the Internal Revenue Code to all eligible employees of the Partnership. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

16.	Fair Value Measurements
ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction in the primary market between market participants at the measurement date. In determining fair value, the Partnership uses various valuation approaches. ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Partnership. Unobservable inputs reflect the Partnership’s assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Partnership has the ability to access. The type of investments included in Level 1 includes listed equities. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Investments which are generally included in this category include corporate bonds.

Level 3 Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Investments that are included in this category generally include investments in illiquid securities.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors, including the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may ultimately be realized due to the occurrence of future circumstances that cannot be reasonably determined. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls is determined

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

by the lowest level input that is significant to the fair value measurement.

The valuation process involved in Level 3 measurements for assets and liabilities is completed on a quarterly basis and is designed to provide consistency, oversight and review to the valuation of Level 3 investments. The General Partner utilizes a valuation committee, whose members include the Chief Investment Officer, Chief Operating Officer, and certain other employees of the management company or its affiliates. The valuation committee is responsible for coordinating and implementing the Partnership’s quarterly valuation process. For investments classified as Level 3, investment professionals are responsible for gathering financial and operating data and company specific developments from the portfolio company management teams or other sources as appropriate. Internal valuation is then developed by the management company. All internal valuations are reviewed and approved by the valuation committee.

The following tables present information about the Partnership’s assets and liabilities measured at fair value as of December 31, 2013 and 2012:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2013

Assets
Common stocks	$12,214,128,058	$—	$228,792,890	$12,442,920,948
Total assets	$12,214,128,058	$—	$228,792,890	$12,442,920,948

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2012 (not covered by auditor's report)

Assets
Common stocks	$7,934,847,342	$—	$257,188,686	$8,192,036,028
Partnership	—	392,476,134	—	392,476,134
Total assets	$7,934,847,342	$392,476,134	$257,188,686	$8,584,512,162
The changes in investments measured at fair value for which the Partnership has used Level 3 inputs to determine fair value are as follows:

	Years Ended December 31,
	2013	2012 (not covered by auditor's report)
Balances at beginning of year	$257,188,686	$257,188,686
Transfers in	—	—
Transfers out	—	—
Purchases (sales), net	—	—
Realized loss	—	—
Unrealized loss	(28,395,796)	—
Balances at end of year	$228,792,890	$257,188,686
Realized and unrealized gains and losses are included in net gain on investments in the statement of operations. The change in unrealized gain (loss) on assets held at year end, which was reported in the statement of operations, was ($28,395,796) and $0 for the years ended December 31, 2013 and 2012, respectively.

The following table summarizes the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy as of December 31, 2013 and 2012:

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 (not covered by auditor's report) and 2011 (not covered by auditor's report)

Investments	Fair Value at December 31, 2013	Valuation Technique	Unobservable Input	Range
Equity Securities	$228,792,890	Discounted cash flows	Weighted average cost of capital	10% - 11%
			Long-term cash revenue growth rate	3% - 8%
			Long-term cash EBITDA growth rate	3% - 8%
			Long-term net cash capex growth rate	0% -5%

Investments	Fair Value at December 31, 2012 (not covered by auditor's report)	Valuation Technique	Unobservable Input	Range
Equity Securities	$257,188,686	Discounted cash flows	Weighted average cost of capital	10% - 11%
			Long-term cash revenue growth rate	3% - 8%
			Long-term cash EBITDA growth rate	3% - 8%
			Long-term net cash capex growth rate	0% -5%
There were no transfers in or out of Levels 1 or 2.

17.	Subsequent Events
The General Partner has evaluated subsequent events through March 28, 2014, which is the date the financial statements were available to be issued. Subsequent to December 31, 2013, ValueAct AllCap Partners, L.P. and ValueAct AllCap International, L.P. ceased operations and were formally dissolved. There are no other events or transactions that occurred or were pending that would have had a material effect on the financial statements as of December 31, 2013.